SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 5)(1)

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                  74833H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                               December 10, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. The Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 31 Pages)



--------
   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 2 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF           7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                     4,162,123(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8      SHARED VOTING POWER

                                 353,571(2) shares
                ----------------------------------------------------------------
                    9      SOLE DISPOSITIVE POWER

                                 4,162,123(1) shares
                ----------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                                 353,571(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,515,694(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Partners, L.P.
(2) Includes (i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign Partners, L.P., of which Wheatley Partners, L.P. disclaims beneficial ownership.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 3 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY
--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                        381,250(1) shares
  OWNED BY      ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8         SHARED VOTING POWER

                                    5,563,006(2) shares
                ----------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                    381,250(1) shares
                ----------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                    5,563,006(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      5,944,256(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      58.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 56,250 shares of Common Stock issuable upon exercise of options, (ii) 125,000 shares of Common Stock issuable upon exercise of warrants and (iii) 200,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Mr. Rubenstein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 4 of 31 Pages
---------------------------------                 ------------------------------



(2) Includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Venture Fund, (c)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca Ventures, (d)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and
         (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., (e)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., and (f) 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners, L.P., Wheatley Foreign Partners, L.P. and Rev- Wood Merchant Partners, except to the extent of his respective equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 5 of 31 Pages
---------------------------------                 ------------------------------


================================================================================

      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                        Irwin Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF         7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                       56,250(1) shares
   OWNED BY     ----------------------------------------------------------------
     EACH
  REPORTING
 PERSON WITH
                    8         SHARED VOTING POWER

                                    4,515,694(2) shares
                ----------------------------------------------------------------
                    9 SOLE DISPOSITIVE POWER

                                    56,250(1) shares
                ----------------------------------------------------------------
                   10 SHARED DISPOSITIVE POWER

                                    4,515,694(2) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,571,944(1)(2) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.3%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 56,250 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(2) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 120,371 shares of Common Stock issuable upon

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 6 of 31 Pages
---------------------------------                 ------------------------------



         exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 7 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Barry Fingerhut
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8     SHARED VOTING POWER

                                4,515,694(1) shares
                ----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                                0 shares
                ----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                                4,515,694(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,515,694(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Mr. Fingerhut disclaims beneficial ownership, except to the extent of his respective equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 8 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Wheatley Partners, LLC
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8     SHARED VOTING POWER

                                4,515,694(1) shares
                ----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                                0 shares
                ----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                                4,515,694(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,515,694(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Wheatley Partners, LLC disclaims beneficial ownership, except to the extent of its respective equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D          Page 9 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Seth Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      2,084(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                  4,515,694(2) shares
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                  2,084(1) shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                  4,515,694(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,517,778(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.
(2) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 120,371 shares of Common Stock issuable upon

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 10 of 31 Pages
---------------------------------                 ------------------------------


         exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 11 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                    2,084(1) shares
   OWNED BY     ----------------------------------------------------------------
     EACH
  REPORTING
 PERSON WITH
                    8      SHARED VOTING POWER

                                 4,515,694(2) shares
                ----------------------------------------------------------------
                    9      SOLE DISPOSITIVE POWER

                                 2,084(1) shares
                ----------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                                 4,515,694(2) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,517,778(1)(2) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.0%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.
(2) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 120,371 shares of Common Stock issuable upon

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 12 of 31 Pages
---------------------------------                 ------------------------------


         exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 13 of 31 Pages
---------------------------------                 ------------------------------


================================================================================

     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF          7       SOLE VOTING POWER
   SHARES
BENEFICIALLY                      0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    8       SHARED VOTING POWER

                                  353,571(1) shares
                ----------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                                  0 shares
                ----------------------------------------------------------------
                   10       SHARED DISPOSITIVE POWER

                                  353,571(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      353,571(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.5%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign Partners, L.P., of which Wheatley Management Ltd. disclaims beneficial ownership, except to the extent of its equity interest therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 14 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      353,571(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                  4,162,123(2) shares
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                  353,571(1) shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                  4,162,123(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      4,515,694(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      50.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign Partners, L.P.
(2) Includes (i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock is held by Wheatley Partners, L.P., of which Wheatley Foreign Partners, L.P. disclaims beneficial ownership.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 15 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Seneca Ventures
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                        336,106(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                    0 shares
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                    336,106(1) shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      336,106(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.2%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by Seneca Ventures.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 16 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Venture Fund
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF         7        SOLE VOTING POWER
   SHARES
BENEFICIALLY                      349,600(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                   8        SHARED VOTING POWER

                                  0 shares
                ----------------------------------------------------------------
                   9        SOLE DISPOSITIVE POWER

                                  349,600(1) shares
                ----------------------------------------------------------------
                  10        SHARED DISPOSITIVE POWER

                                  0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      349,600(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.5%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by Woodland Venture Fund.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 17 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      161,606(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                  0 shares
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                  161,606(1) shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                  0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      161,606(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.2%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 18 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      200,000(1) shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                  0
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                  200,000(1) shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      200,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 19 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Marilyn Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                  847,312(1) shares
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                  0 shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                  847,312(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      847,312(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      14.8%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Venture Fund, and (c)(i) 115,625 shares of

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 20 of 31 Pages
---------------------------------                 ------------------------------



         Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca Ventures. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Venture Fund and Seneca Ventures, except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 21 of 31 Pages
---------------------------------                 ------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Services Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY
--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF        7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                      0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                  8         SHARED VOTING POWER

                                  685,706(1) shares
                ----------------------------------------------------------------
                  9         SOLE DISPOSITIVE POWER

                                  0 shares
                ----------------------------------------------------------------
                 10         SHARED DISPOSITIVE POWER

                                  685,706(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      685,706(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      12.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (a)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Venture Fund and
         (b)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 22 of 31 Pages
---------------------------------                 ------------------------------


         issuable  upon  conversion  of shares of Series A  Preferred  Stock and
         (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca Ventures, of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 23 of 31 Pages
---------------------------------                 ------------------------------


                  The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 5, the Schedule 13D remains in full force and effect.

                  Item 3 is amended to include the following:

Item 3.  Source and Amount of Funds or Other Consideration.

                  On December 10, 1998, Barry Rubenstein, Wheatley, Wheatley Foreign, Seneca and Woodland Fund acquired in the third tranche of a private placement transaction (the "Series A Offering") (i) shares of Series A
Convertible Preferred Stock, $.001 par value per share ("Series A Preferred Stock"), that are immediately convertible into 18,000, 198,720, 17,280, 9,000 and 9,000 shares of Common Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 11,250, 124,200, 10,800, 5,625 and 5,625 shares of Common Stock, respectively. The purchase price of these securities was $9,000, $99,360, $8,640, $4,500 and $4,500, respectively. Seneca and Woodland Fund also acquired in the second tranche of a private placement transaction (the "Series B Offering") (i) shares of Series B Convertible Preferred Stock, $.001 par value per share ("Series B Preferred Stock"), that are immediately convertible into 23,200 and 23,200 shares of Common Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 14,500 and 14,500 shares of Common Stock, respectively. The purchase price of these securities was $11,600 and $11,600, respectively. Mr. Rubenstein acquired these securities with his personal and other funds, and Wheatley, Wheatley Foreign, Seneca and Woodland Fund acquired these securities with their respective working capital and other funds.

                  On December 21, 1998, Barry Rubenstein, Wheatley, Wheatley Foreign, Seneca and Woodland Fund acquired in the final tranche of the Series A Offering (i) shares of Series A Preferred Stock that are immediately convertible into 102,000, 1,126,080, 97,920, 51,000 and 51,000 shares of Common Stock, respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 63,750, 703,800, 61,200, 31,875 and 31,875 shares of Common Stock, respectively. The purchase price of these securities was $51,000, $563,040, $48,960, $25,500 and $25,500, respectively. Seneca and Woodland Fund also acquired in the final tranche of the Series B Offering (i) shares of Series B Preferred Stock that are immediately convertible into 40,800 and 40,800 shares of Common Stock respectively, and (ii) warrants to purchase shares of Common Stock that are immediately exercisable for 25,500 and 25,500 shares of Common Stock, respectively. The purchase price of these Securities was $20,400 and $20,400, respectively. Mr. Rubenstein acquired these securities with his personal and other funds, and Wheatley, Wheatley Foreign, Seneca and Woodland Fund acquired these securities with their respective working capital and other funds.

                  On December 31, 1998,  Wheatley and Wheatley  Foreign acquired in open market transactions 112,564 and 9,536 shares of Common Stock, respectively. The purchase price of these securities was $140,581 and 11,900, respectively. Wheatley and Wheatley Foreign acquired these securities with their respective working capital and other funds.

                  Item 5(a) and (b) are hereby amended to read in their entirety as follows:

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 24 of 31 Pages
---------------------------------                 ------------------------------


Item 5.           Interest in Securities of the Issuer.

                  (a) The following table sets forth the aggregate number and percentage (based on 5,121,422 shares of Common Stock outstanding as of October 31, 1998, as reported by the Issuer in its Form 10Q for the period ended September 30, 1998) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.


                                                               Percentage of
                                        Shares of Common      Shares of Common
                                             Stock                  Stock
Name                                   Beneficially Owned    Beneficially Owned
----                                   ------------------    ------------------
Wheatley Partners, L.P.(1)                 4,515,694              50.0%
Barry Rubenstein(2)                        5,944,256              58.3%
Irwin Lieber(3)                            4,571,944              50.3%
Barry Fingerhut(4)                         4,515,694              50.0%
Wheatley Partners, LLC(4)                  4,515,694              50.0%
Seth Lieber(4)(5)                          4,517,778              50.0%
Jonathan Lieber(4)(5)                      4,517,778              50.0%
Wheatley Management Ltd.(6)                  353,571               6.5%
Wheatley Foreign Partners, L.P.(7)         4,515,694              50.0%
Seneca Ventures(8)                           336,106               6.2%
Woodland Venture Fund(9)                     349,600               6.5%
Woodland Partners(10)                        161,606               3.2%
Rev-Wood Merchant Partners(11)               200,000               3.8%
Marilyn Rubenstein(12)                       847,312              14.8%
Woodland Services Corp.(13)                  685,706              12.0%


---------------------

(1) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign. Wheatley disclaims beneficial ownership of the securities held by Wheatley Foreign.

(2) Includes (i) 56,250 shares of Common Stock issuable upon exercise of options, (ii) 125,000 shares of Common Stock issuable upon exercise of warrants and (iii) 200,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Mr. Rubenstein. Also includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, (c)(i) 115,625 shares of Common Stock issuable upon

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 25 of 31 Pages
---------------------------------                 ------------------------------


         exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca, (d)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, (e)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and
         (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign, and (f) 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund, Seneca, Wheatley, Wheatley Foreign and Rev-Wood, except to the extent of his respective equity interest therein.

(3) Includes 56,250 shares of Common Stock issuable upon exercise of options held by Mr. Lieber. Also includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign, of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

(4) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity respective ownership in Wheatley and/or Wheatley Foreign.

(5) Includes 2,084 shares of Common Stock issuable upon exercise of options held by Mr. Lieber.

(6) Includes (i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Wheatley Foreign, of which Wheatley Management disclaims beneficial ownership, except to the extent of its equity interest therein.

(7) Includes (a)(i) 1,385,879 shares of Common Stock issuable upon exercise of warrants and (ii) 2,208,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, and (b)(i) 120,371 shares of Common Stock issuable upon exercise of warrants and (ii) 192,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign. Wheatley Foreign disclaims beneficial ownership of the securities held by Wheatley.

(8) Includes (i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, held by Seneca.

(9) Includes (i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, held by Woodland Fund.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 26 of 31 Pages
---------------------------------                 ------------------------------


(10) Includes 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

(11) Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood.

(12) Includes (a) 3,125 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, and (c)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund and Seneca, except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

(13) Includes (a)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, and (b)(i) 115,625 shares of Common Stock issuable upon exercise of warrants, (ii) 100,000 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 80,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca, of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

                  (b) Wheatley has sole power to vote and dispose of 4,162,123 shares of Common Stock, representing approximately 47.8% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 353,571 shares of Common Stock, representing approximately 6.5% of the outstanding shares of Common Stock.

                  By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 4,515,694 shares of Common Stock, representing approximately 50.0% of the outstanding shares of Common Stock.

                  Seth Lieber and Jonathan Lieber each have sole power to vote and dispose of 2,084 shares of Common Stock upon the exercise of options, each representing less than 1% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, each of Seth Lieber and Jonathan Lieber may be deemed to have shared power to vote and dispose of 4,515,694 shares of Common Stock, representing approximately 50.0% of the outstanding shares of Common Stock.

                  Barry Rubenstein has sole power to vote and dispose of 381,250 shares of Common Stock upon the exercise of options and warrants, representing approximately 6.9% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC and a general partner of Seneca, Woodland Partners, Woodland Fund and Rev-Wood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 5,563,006 shares of Common Stock, representing approximately 56.6% of the outstanding shares of Common Stock.

                  Irwin Lieber has sole power to vote and dispose of 56,250 shares of Common Stock upon the exercise of options, representing approximately 1.1% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, Irwin Lieber may be deemed to have shared power to vote and dispose of 4,515,694 shares of Common Stock, representing approximately 50.0% of the outstanding shares of Common Stock.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 27 of 31 Pages
---------------------------------                 ------------------------------


                  By virtue of being a member and an officer of Wheatley LLC, Barry Fingerhut may be deemed to have shared power to vote and dispose of 4,515,694 shares of Common Stock, representing approximately 50.0% of the outstanding shares of Common Stock.

                  Wheatley Foreign has sole power to vote and dispose of 353,571 shares of Common Stock representing approximately 6.5% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 4,162,123 shares of Common Stock, representing approximately 47.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 353,571 shares of Common Stock, representing approximately 6.5% of the outstanding shares of Common Stock.

                  Seneca has sole power to vote and dispose of 336,106 shares of Common Stock representing approximately 6.2% of the outstanding shares of Common Stock.

                  Woodland Fund has sole power to vote and dispose of 349,600 shares of Common Stock representing approximately 6.5% of the outstanding shares of Common Stock.

                  Woodland Partners has sole power to vote and dispose of 161,606 shares of Common Stock representing 3.2% of the outstanding shares of Common Stock.

                  Rev-Wood has sole power to vote and dispose of 200,000 shares of Common Stock representing 3.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Woodland Partners and an officer of Woodland Services Corp., which is a general partner of Seneca and Woodland Fund, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 847,312 shares of Common Stock, representing approximately 14.8% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Seneca and Woodland Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of 685,706 shares of Common Stock, representing approximately 12.0% of the outstanding shares of Common Stock.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 28 of 31 Pages
---------------------------------                 ------------------------------


                  Item 5(c) is supplemented as follows:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected since the filing of Amendment No. 4 to the Schedule 13D.

                                                      Number of
                                      Purchase/        Shares
                                     Acquisition     Purchased/        Purchase
Name of Stockholder                     Date          Acquired          Price
-------------------                     ----          --------          -----

Common Stock
Wheatley Partners, L.P.               12/31/98         112,564           1.2489
Wheatley Foreign Partners, L.P        12/31/98           9,536           1.2489

Series A Preferred Stock
Barry Rubenstein                      12/10/98          29,250(1)        2.00(2)
Wheatley Partners, L.P.               12/10/98         322,920(1)        2.00(2)
Wheatley Foreign Partners,
L.P.                                  12/10/98          28,080(1)        2.00(2)
Seneca Ventures                       12/10/98          14,625(1)        2.00(2)
Woodland Venture Fund                 12/10/98          14,625(1)        2.00(2)

Barry Rubenstein                      12/21/98         165,750(1)        2.00(2)
Wheatley Partners, L.P.               12/21/98       1,829,880(1)        2.00(2)
Wheatley Foreign Partners,
L.P.                                  12/21/98         159,120(1)        2.00(2)
Seneca Ventures                       12/21/98          82,875(1)        2.00(2)
Woodland Venture Fund                 12/21/98          82,875(1)        2.00(2)

Series B Preferred Stock
Seneca Ventures                       12/10/98          37,700(3)       10.00(4)
Woodland Venture Fund                 12/10/98          37,700(3)       10.00(4)

Seneca Ventures                       12/21/98          66,300(3)       10.00(4)
Woodland Venture Fund                 12/21/98          66,300(3)       10.00(4)

-------------------
(1) Represents shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and upon exercise of warrants to purchase shares of Common Stock.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 29 of 31 Pages
---------------------------------                 ------------------------------


(2) Represents the per unit purchase price, exclusive of the warrant exercise price. Each unit was comprised of (i) one share of Series A Preferred Stock (convertible into four shares of Common Stock) and (ii) a warrant to purchase 2.5 shares of Common Stock at an exercise price of $0.50 per share.

(3) Represents shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and upon the exercise of warrants to purchase shares of Common Stock.

(4) Represents the purchase price for (i) one share of Series B Preferred Stock and (ii) five warrants to purchase an aggregate of 12.5 shares of Common Stock (2.5 shares per warrant), the smallest fraction of the unit that was offered by the Company, exclusive of the warrant exercise price. Each full unit, purchase price $100,000, was comprised of (i) 10,000 shares of Series B Preferred Stock (each share convertible into 20 shares of Common Stock) and (ii) 50,000 warrants (each warrant exercisable for 2.5 shares of Common Stock) at an exercise price of $0.50 per share.

                  The securities set forth in the table above were purchased in private placement transactions from the Issuer, except for the open market purchases of Wheatley and Wheatley Foreign on December 31, 1998.

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 30 of 31 Pages
---------------------------------                 ------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 15, 1999                     WHEATLEY PARTNERS, L.P.
                                            By: Wheatley Partners, LLC,
                                                        General Partner


                                            By: /s/ Barry Rubenstein
                                                ------------------------
                                                    Barry Rubenstein,
                                                    Chief Executive
                                                    Officer

                                            WHEATLEY PARTNERS, LLC


                                            By: /s/ Barry Rubenstein
                                                ------------------------
                                                     Barry Rubenstein,
                                                     Chief Executive
                                                     Officer


                                                /s/ Barry Rubenstein
                                            -------------------------------
                                                    Barry Rubenstein


                                                /s/ Irwin Lieber
                                             ------------------------------
                                                    Irwin Lieber


                                               /s/ Barry Fingerhut
                                             ------------------------------
                                                   Barry Fingerhut


                                               /s/ Seth Lieber
                                             ------------------------------
                                                   Seth Lieber


                                               /s/ Jonathan Lieber
                                             ------------------------------
                                                   Jonathan Lieber

---------------------------------                 ------------------------------
CUSIP No. 74833H 10 0                    13D         Page 31 of 31 Pages
---------------------------------                 ------------------------------



                                          WHEATLEY MANAGEMENT LTD.


                                          By:  /s/ Irwin Lieber
                                               ------------------------------
                                                   Irwin Lieber, President


                                          WHEATLEY FOREIGN PARTNERS, L.P.
                                          By:  Wheatley Partners, LLC, a General
                                               Partner

                                          By:   /s/ Barry Rubenstein
                                                -------------------------------
                                                    Barry Rubenstein,
                                                    Chief Executive
                                                    Officer


                                          SENECA VENTURES

                                          By: /s/ Barry Rubenstein
                                              ---------------------------------
                                                  Barry Rubenstein,
                                                  a General Partner


                                          WOODLAND PARTNERS

                                          By: /s/ Barry Rubenstein
                                              ---------------------------------
                                                  Barry Rubenstein,
                                                  a General Partner


                                          WOODLAND VENTURE FUND

                                          By: /s/ Barry Rubenstein
                                              ----------------------------------
                                                  Barry Rubenstein,
                                                  a General Partner


                                          REV-WOOD MERCHANT PARTNERS

                                          By:  /s/ Barry Rubenstein
                                               ---------------------------------
                                                   Barry Rubenstein,
                                                   a General Partner


                                          By:  /s/ Marilyn Rubenstein
                                               ---------------------------------
                                                   Marilyn Rubenstein

                                          WOODLAND SERVICES CORP.

                                          By:  /s/ Barry Rubenstein
                                               ---------------------------------
                                                   Barry Rubenstein,
                                                   President